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                                                                   Exhibit 10.34

                                                                  EXECUTION COPY

                                LICENSE AGREEMENT

       THIS LICENSE AGREEMENT (the "Agreement") is entered into as of May 4_, 2005 (the "Effective Date") by and between HENKAN PHARMACEUTICAL COMPANY, a company limited by shares organized under the law of Taiwan, R.O.C., with offices at 30th Floor, 99 Tun Hwa South Road, Section 2, Taipei, Taiwan ("HenKan") and COMBINATORX, INCORPORATED, a corporation incorporated under the law of Delaware, with offices at 650 Albany Street, Boston, Massachusetts 02118 ("CombinatoRx"). Each of HenKan and CombinatoRx may be referred to herein as a "Party," or, collectively, as the "Parties."

                                    RECITALS

       WHEREAS, HenKan is engaged in the development and commercialization of pharmaceutical products and is interested in developing and commercializing the Product (as defined below);

       WHEREAS, CombinatoRx owns certain rights to the Product and is willing to grant some of these rights to HenKan on the terms set forth herein; and

       WHEREAS, HenKan and CombinatoRx desire to collaborate on the further preclinical and clinical development, regulatory approval, and commercialization of the Product, with the intent that HenKan will develop and commercialize the Product in the Field (as defined below) in the Territory (as defined below) and under the terms of this Agreement.

       WHEREAS, CombinatoRx and HenKan further desire to coordinate and contribute to the global development of the Product by (i) establishing HenKan as one site of a CombinatoRx global multi-centered pivotal trial for the Product and by (ii) HenKan contributing, with its own resources, to demonstrating the clinical utility of and seeking regulatory approval for the product in an oncology indication that is different from the indications being pursued by CombinatoRx, where such indication is scientifically reasonable based upon the preclinical data.

       NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

As used throughout this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

       1.1. "ADVERSE EXPERIENCES" means (i) information on any serious unexpected adverse event related to or potentially related to the Product if the relationship of the serious adverse event to the Product is unknown, for any indication, (ii) any complaint related to the Product if the relationship of the complaint to the Product is unknown, for any indication, (iii) any information, regardless of source, sufficient to warrant the consideration of Product

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administration changes or (iv) information from in vitro or animal studies suggesting a significant hazard to humans. The phrase "Adverse Experiences" includes without limitation information relating to any experience or event that
(a) suggests a significant hazard, contraindication, side effect or precaution,
(b) is fatal or life threatening, (c) is permanently disabling, (d) requires or prolongs hospitalization, (e) involves a congenital anomaly, cancer or overdose,
(f) is one not identified in nature, specificity, severity or frequency in the current investigator brochure or the approved product labeling for such product,
(g) includes findings from tests in laboratory animals that suggest a significant safety risk to humans, including without limitation reports of mutagenicity, teratogenicity or carcinogenicity, or (f) is otherwise implicated or described by any applicable United States regulations (21 CFR 312, 314, 600) and/or any foreign equivalent regulatory authority regulations.

       1.2. "AFFILIATE" shall mean any company or entity controlled by, controlling or under common control with a Party hereto, whereby the term "control" shall include without limitation the ownership of fifty percent (50%) or more of any entity's voting stock or participating profit interest or having the power to directly or indirectly direct the management or determine the policies of an entity.

       1.3.   "BUY BACK OPTION" shall have the meaning set forth in Section 2.2.

       1.4. "CLAIM" shall mean any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees).

       1.5. "COMBINATORX PRODUCT KNOW-HOW" shall mean all inventions, concepts, discoveries, processes, Information, data, biological materials, methods, formulations, formulae, know-how and the like that may be related to any patent application or patent included in the CombinatoRx Product Patents and that

              (a) have been discovered, invented or developed by or on behalf of CombinatoRx prior to or after the Effective Date; and

              (b) are necessary or useful in connection with the development, manufacture, use or sale of the Product in the Field in the Territory.

       1.6. "COMBINATORX PRODUCT PATENTS" shall mean and collectively includes the patent applications and patents set forth in Exhibit A attached hereto, which shall be updated to reflect additional patents issued and patent applications filed during the term of this Agreement, and all reissues, extensions, renewals, substitutions, supplementary protection certificates, additions, continuations, divisions and continuations-in-part thereof, but, in the case of all of the foregoing, only to the extent that the foregoing cover essentially the same subject matter as claimed in the patent applications and patents included in Exhibit A on the Effective Date.

       1.7. "COMBINATORX PRODUCT TECHNOLOGY" shall mean the CombinatoRx Product Patents and the CombinatoRx Product Know-How.

       1.8. "COMMERCIALLY REASONABLE EFFORTS" shall mean efforts and resources commensurate with the efforts and resources in research and development used by a reasonable

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party, possessing resources similar to the resources possessed by the party to which this definition is applied, for projects of commensurate economic value in consideration of the continuing progress and state of scientific knowledge and in consideration of reasonably available resources, at the time.

       1.9.   "CONFIDENTIAL INFORMATION" shall have the meaning set forth in
Section 9.1 hereof.

       1.10.  "DOLLAR" AND "$" shall mean United States dollars.

       1.11. "FDA" shall mean the United States Food and Drug Administration and any successor thereto.

       1.12. "FIELD" shall mean all therapeutic and diagnostic applications in oncology.

       1.13. "FIRST COMMERCIAL SALE" shall mean the first sale or other disposition for value of the Product, in a final dosage form packaged for the ultimate consumer, to an independent Third Party following Regulatory Approval, by HenKan, its Affiliates or a sublicensee of HenKan.

       1.14. "FORCE MAJEURE" shall mean any act of God, any accident, explosion, fire, storm, earthquake, flood, drought, peril of the sea, riot, embargo, war or foreign, federal, state or municipal order of general application, seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstances or event beyond the reasonable control of the Party relying upon such circumstance or event to excuse its non-performance.

       1.15. "GROSS SALES" means the gross amount invoiced on sales to independent Third Parties of the Product by either Party, as applicable, or any of such Party's Affiliates and/or sublicensees.

       1.16.  "HCC" means Hepatocellular Carcinoma.

       1.17. "HENKAN DEVELOPMENT COSTS" shall mean, as of a Buy Back Option exercise date, the out-of-pocket and fully burdened internal costs incurred by HenKan in the development of the Product attributable to the countries in the Territory subject to the Buy Back Option, including any payment HenKan has already made under Sections 5.1.1 and Sections 5.1.2. Any development costs attributable to more than one country in the Territory shall be allocated equally among all countries in the Territory, PROVIDED, HOWEVER, that such allocation may be adjusted by mutual agreement of the Parties on the basis of such countries expected market share within the Territory as of the Buy Back Option exercise date.

       1.18. "HENKAN INVENTION" shall mean any invention, development, discovery, method, process, Information or other know-how that is conceived of or discovered by HenKan's employees, consultants, agents or sublicensees through the exercise of the rights to the Product granted pursuant to this Agreement, except to the extent that any of the foregoing directly relates to the manufacturing, formulation, dosing, use, or sale of the Product.

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       1.19.  "HENKAN PATENT" shall mean any patent application or patent covering a HenKan Invention.

       1.20. "HENKAN PRODUCT INVENTION" shall mean any invention, development, discovery, method, process, Information or other know-how that is conceived of or discovered by HenKan's employees, consultants, agents or sublicensees through the exercise of the rights to the Product by HenKan or its employees, consultants, agents or sublicensees pursuant to this Agreement and that directly relates to the manufacturing, formulation, dosing, use, or sale of the Product.

       1.21. "HENKAN PRODUCT PATENT" shall mean any patent application or patent covering a HenKan Product Invention.

       1.22. "INFORMATION" shall mean information and data of any type and in any tangible or intangible form, including without limitation inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, results of studies and patent and other legal information or descriptions.

       1.23. "IND" shall mean the foreign equivalent in any country in the Territory of an Investigational New Drug filing made with the FDA.

       1.24. "JOINT STEERING COMMITTEE" shall mean a committee comprised of equal numbers of representatives of CombinatoRx and HenKan having the responsibilities described in Article 4 hereof.

       1.25. "NDA" shall mean the foreign equivalent in any country in the Territory of a New Drug Application, or other application for the approval to market the Product, which is submitted to the FDA.

       1.26. "NET SALES" shall mean Gross Sales less the sum of (i) trade, quantity and cash discounts actually allowed or paid; (ii) refunds, rebates, chargebacks, retroactive price adjustments (including Medicaid, managed care and similar types of rebates), and service allowances actually allowed or paid;
(iii) credits or allowances given or made for rejections or returns of previous sales of the Product or for wastage replacement actually taken or allowed; (iv) taxes, duties or other governmental charges levied on the sale, transportation or delivery of the Product and paid by the selling party; and (v) charges for shipping, freight and insurance directly related to the distribution of the Product (excluding amounts reimbursed by third party customers).

       No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by such seller and on its payroll, or for the cost of collections.

       Transfers between a Party and any of its Affiliates for resale shall not be considered a sale, and in such cases, Net Sales shall be based on the Net Sales for the Products received by the Affiliate who sells to a Third Party.

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       1.27.  "PATENT ROYALTY TERM" shall mean the period beginning on the First
Commercial Sale of a Product in the Territory and ending, on a country by country basis, upon the later of (i) fifteen (15) years following the Effective Date or (ii) the latest date on which such a Product is covered by a Valid Claim in each country in the Territory.

       1.28. "PHASE II" shall mean a clinical trial which is defined as "Phase II" in FDA regulations as amended from time to time, or any foreign equivalent thereof.

       1.29. "PHASE III" shall mean a clinical trial which is defined as "Phase III" in FDA regulations as amended from time to time, or any foreign equivalent thereof.

       1.30. "PRODUCT" shall mean CombinatoRx's product under development known as CRx-026, including a combination of chlorpromazine and pentamidine, and all formulations of CRx-026.

       1.31. "REGULATORY APPROVAL" shall mean, with respect to a country, all approvals (including price and reimbursement approvals), licenses, registrations or authorizations based on determinations of quality, safety and efficacy of any federal, state or local regulatory agency, department, bureau or other government entity, necessary for the use, storage, import, transport and sale of the Product in such country.

       1.32. "TERRITORY" shall mean Taiwan, R.O.C., People's Republic of China and South Korea.

       1.33. "THIRD PARTY" shall mean any individual or entity other than HenKan or CombinatoRx or their Affiliates or any sublicensees.

       1.34. "TRADEMARKS" shall mean all trademarks developed, owned or controlled by CombinatoRx for commercialization of the Product (in countries either within or outside of the Territory) for use in connection with the commercialization of the Product in the Territory.

       1.35. "VALID CLAIM" shall mean (i) any claim of an issued and unexpired patent included under the CombinatoRx Product Patents that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental authority of competent jurisdiction or unappealed within the time allowable for appeal, and that has not been explicitly disclaimed, or admitted by CombinatoRx to be invalid or unenforceable or of a scope not covering the Product through reissue, disclaimer or otherwise, and (ii) any claim of a pending application included under the CombinatoRx Product Patents being prosecuted in good faith that has not been abandoned or finally rejected and that has been pending for not more than six (6) years after the filing date from which such claim takes priority. For clarity, any claim of a patent or patent application included under the CombinatoRx Product Patents that ceases to be a Valid Claim as a result of pending too long or otherwise, but subsequently issues and is otherwise described by clause (i) of the foregoing sentence shall be a Valid Claim for purposes of this definition.

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                                    ARTICLE 2
                                 LICENSE GRANTS

       2.1.   LICENSES TO HENKAN.

              2.1.1. EXCLUSIVE LICENSE IN THE FIELD IN THE TERRITORY. Subject to the terms and conditions of this Agreement, CombinatoRx hereby grants to HenKan an exclusive, perpetual, irrevocable, royalty-bearing license, with the right to sublicense, under CombinatoRx's rights in the CombinatoRx Product Technology to develop, use, make, have made, sell, offer for sale and import and export the Product in the Field in the Territory. HenKan shall not have any rights to sell the Product outside of the Territory and shall use Commercially Reasonable Efforts to ensure that no distributor, reseller or other agent of HenKan shall sell or distribute the Product outside of the Territory.

       In addition, subject to the terms and conditions of this Agreement, CombinatoRx hereby grants to HenKan an exclusive license in the Territory to all Trademarks. HenKan shall use the Trademarks in connection with the commercialization of the Product and shall, to the extent permitted by law, include CombinatoRx's name on all Product labels. HenKan acknowledges and agrees that CombinatoRx is the sole and exclusive owner of the Trademarks. All goodwill associated with the Trademarks arising from any and all use of the Trademarks shall inure to the sole benefit of CombinatoRx which shall have sole and exclusive right to file and prosecute registrations for such Trademarks throughout the Territory. HenKan shall take no action to contradict, deny, dilute, or erode HenKan's or CombinatoRx's respective rights, title, and interests in and to any Trademarks. Without limitation, HenKan shall not use or adopt, or purport to grant to any other party any right to use or adopt, any mark that is confusingly similar to any Trademark. Further, HenKan shall not file, initiate or assert any litigation, action, opposition, cancellation or other proceeding or claim directed at or resulting in HenKan's or CombinatoRx's loss of any right, title or interest in or to any Trademarks.

       In connection with the development, manufacture, use or sale of the Product in the Field in the Territory by HenKan, CombinatoRx shall, upon the Effective Date, deliver to HenKan a copy of all of the then existing CombinatoRx Product Know-How in tangible form to the extent it can practically be reduced to tangible form, and shall promptly deliver to HenKan a copy of any additional CombinatoRx Product Know-How in tangible form, to the extent it can practically be reduced to tangible form, that is discovered, invented or developed after the Effective Date.

              2.1.2. PARTICIPATION IN COMBINATORX CLINICAL TRIALS. CombinatoRx shall use Commercially Reasonable efforts to provide HenKan the opportunity to manage, at its own expense under CombinatoRx's supervision and direction (to the extent CombinatoRx supervises and directs other trial sites) and in accordance with CombinatoRx's protocol, a local site in the Territory as part of the CombinatoRx multi-site Phase II and Phase III pivotal studies for the Product. In such event, the provisions of Article 4 shall apply.

              2.1.3. RIGHT OF FIRST NEGOTIATION TO ADDITIONAL COMBINATORX PRODUCTS. CombinatoRx hereby grants HenKan a right of first negotiation, exercisable for 30 days

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following CombinatoRx's notice to HenKan (the "Negotiation Notice") that it has designated a program as a candidate for out-licensing in the Territory and after the availability of data from the initial Phase II trials of such programs, for development and commercialization rights to any such designated program in the Territory. To facilitate the negotiation process and/or the exercise of the right of first refusal, CombinatoRx shall include in the Negotiation Notice reasonably detailed information which pertains to such candidate program, including without limitation the contemplated principal terms and conditions of such out-licensing, and which CombinatoRx would distribute to the participating parties as if there were an open bid or auction. The rights granted pursuant to this Section 2.1.3 shall apply to the following list of CombinatoRx programs after the delivery of the Negotiation Notice by CombinatoRx: CRx-139, CRx-119, CRx-102, CRx-170, CRx-150 and CRx-140.

       If HenKan exercises such right of first negotiation with respect to any of the programs designated by CombinatoRx, the Parties shall negotiate in good faith for a period of not less than 90 days (which may be extended by mutual agreement of the Parties) the terms of an agreement regarding the development and commercialization of such designated program in the Territory. If, despite good faith efforts, the Parties are unable to reach agreement on the terms of such development and commercialization agreement, CombinatoRx shall be free to license such designated program to any other Third Party for rights in the Territory.

              2.1.4. HENKAN SUBLICENSE LIMITATIONS. HenKan shall be permitted to grant a sublicense to the rights granted to it hereunder only with the prior consent of CombinatoRx, such consent not to be unreasonably withheld. Any sublicense by HenKan of the rights granted to HenKan hereunder shall be consistent with the terms of this Agreement and shall include an obligation for the sublicensee to comply with the applicable obligations of this Agreement including, without limitation, Section 2.3 pertaining the grant of rights to CombinatoRx, Article 5 pertaining to payments, Article 7 pertaining to records and audits and Article 9 pertaining to confidentiality.

       2.2.   BUY BACK OPTION.

              2.2.1. During the term of this Agreement, in the event that CombinatoRx has a corporate opportunity including without limitation a merger, acquisition, reorganization, business combination, sale of all or substantially all of its assets, or the like (the "CombinatoRx Opportunity"), and that the CombinatoRx Opportunity is conditioned upon CombinatoRx's consolidating its global licensing activities or programs with respect to the Products, then CombinatoRx shall have the option to buy back the rights granted to HenKan under
Section 2.1.1 (a "Buy Back Option") by paying the Purchase Price set forth in
Section 2.2.2 below. A Buy Back Option may be exercised on a country-by-country basis and shall expire with respect to each country in the Territory upon the First Commercial Sale in such country.

              2.2.2. To exercise the Buy Back Option with respect to a country in the Territory, CombinatoRx shall notify HenKan in writing (the "Buy Back Notice") of its desire to exercise the Buy Back Option with respect to such country prior to the expiration of the Buy Back Option in such country. The purchase price for the exercise of the Buy Back Option (the "Purchase Price") shall be equal to the HenKan Development Cost plus the applicable Premium listed below, plus an obligation of CombinatoRx (or its successors or assigns, as the case may

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be) to pay to HenKan a royalty on Net Sales in the Territory, for the Patent
Royalty Term (as set forth in Section 1.27), at the rates set forth below. HenKan shall, within 30 days of receipt of the Buy Back Notice, provide CombinatoRx with a detailed accounting of the HenKan Development Costs for such country as of the date of HenKan's receipt of the Buy Back Notice. If CombinatoRx disputes HenKan's accounting of the HenKan Development Costs, CombinatoRx may retain an independent certified public accountant or auditor reasonably acceptable to HenKan to inspect HenKan's books and records for the purpose of verifying HenKan's accounting of the HenKan Development Costs. In the event that any such audit discloses any deviation from the HenKan Development Costs reported by HenKan, the Purchase Price shall be based on the determination of the audit. Further, if such audit discloses that the HenKan Development Costs are less than the amount of the HenKan Development Costs reported by HenKan by a difference of greater than five percent (5%), then HenKan shall promptly pay the reasonable costs of such audit after receipt of CombinatoRx's bill/invoice for such audit. The results of such audit, and any and all information or data in any form disclosed pursuant hereto, shall be deemed Confidential Information of HenKan, and the provisions of Article 9 shall apply thereto.

TIME OF EXERCISE OF THE BUY BACK OPTION                             PREMIUM  ROYALTY RATE(1)
---------------------------------------                             -------  ---------------
From Effective Date through the end of a Phase II Trial                 100%             1.5%
From the end of the Phase II through the end of the Phase III           200%            1.75%
After the end of the Phase III Trial                                    300%             2.5%

       As used in the above table, the "end" of a Trial shall mean the completion of the final study report for such Trial.
       (1) Except as noted above, the terms regarding the payment of royalties from CombinatoRx (or its successors or assigns, as appropriate) to HenKan shall be identical (to the maximum extent possible) to those set forth in this Agreement for royalty payments from HenKan to CombinatoRx.

              2.2.3.  CombinatoRx may, within twenty (20) days of the later of
(i) its receipt of the HenKan's accounting of the HenKan Development Costs described in Section 2.2.2 or (ii) the final determination of the audit of the HenKan Development Costs pursuant to Section 2.2.2, revoke its exercise of the Buy Back Option in such country (without prejudice to its right to exercise the Buy Back Option with respect to such country at a later date). If CombinatoRx does not revoke its exercise of the Buy Back Option within such 20-day period, then CombinatoRx (or its successors or assigns, as the case may be) shall pay to HenKan, within 30 days of the expiration of such 20-day period, 25% of the Purchase Price, and either (a) the remainder of the Purchase price upon or promptly after the closing of the transactions contemplated by the Corporate Opportunity or (b) additional 25% of the Purchase Price on or before each of the 90th, 180th and 270th day following the date of the first payment (each such payment, a "Purchase Price Installment"), whichever pays the Purchase Price sooner. Each payment, including each Purchase Price Installment, shall be paid in United States dollars, except that, if, at the time a particular payment is due, CombinatoRx's common stock is registered under the Securities Exchange Act of 1934, as amended, such payment may, subject to HenKan's consent not to be unreasonably withheld, be paid either in cash or shares of CombinatoRx common stock, which, for such purposes, shall be valued at the average of the closing price of such common stock on

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the principal market on which such common stock is traded for the 10 consecutive trading days ending on the third trading day prior to the relevant payment date.

              2.2.4. Upon exercise of the Buy Back Option, all licenses to HenKan hereunder shall terminate with respect to the country for which the Buy Back Option has been exercised, and the provisions of Sections 14.4 and 14.5 shall apply with respect to such country.

       2.3    LICENSES TO COMBINATORX.

              2.3.1 LICENSE TO HENKAN PRODUCT INVENTIONS. HenKan hereby grants to CombinatoRx an exclusive, perpetual, irrevocable, royalty-free license, with the right to sublicense, under HenKan's rights in the HenKan Product Inventions to develop, use, make, have made, sell, offer for sale and import and export products and services outside of the Field in the Territory and in and outside of the Field outside of the Territory; provided that, in the event that this Agreement is terminated for any reason other than by HenKan pursuant to Section 14.2.1, the license grant under this Section shall become an exclusive license in and outside of the Field throughout the world.

              2.3.2 LICENSE TO HENKAN INVENTIONS. Subject to an agreement between the Parties in connection with the subject matter of this Section 2.3.2, HenKan will grant to CombinatoRx a nonexclusive, nontransferable, perpetual, irrevocable, royalty-bearing license, with the right to sublicense as set forth in Section 2.3.3, under HenKan's rights in the HenKan Inventions to develop, use, make, have made, sell, offer for sale and import and export products outside of the Territory. The Parties will negotiate in good faith the terms of such agreement including reasonable license fee and/or royalties provisions.

              2.3.3 COMBINATORX SUBLICENSE LIMITATIONS. CombinatoRx shall be permitted to grant a sublicense to the rights granted to it under Sections 2.3.2 only with the prior consent of HenKan, such consent not to be unreasonably withheld. Any sublicense by CombinatoRx of the rights granted to CombinatoRx under Sections 2.3.2 shall be consistent with the terms of the agreement described in Sections 2.3.2 and shall include an obligation for the sublicensee to comply with the applicable obligations of such agreement.

                                    ARTICLE 3
                                    DILIGENCE

       3.1.   DILIGENCE.

              3.1.1. PRODUCT DEVELOPMENT AND SUPPLY. HenKan shall use Commercially Reasonable Efforts to develop the Product in each country in the Territory as soon as practicable. Without limiting the foregoing, HenKan shall conduct development with respect to the Product in accordance with the following timeline: (i) initiation of first clinical trial of the Product for HCC or such other indication mutually agreed to by the Parties (the "Initial Indication") within a reasonable timeframe after CombinatoRx makes available its own formulation of the Product; and (ii) initiation of preclinical studies in support of the Initial Indication for the Product no later than June 1, 2005 and the joint publication with CombinatoRx of such data at the appropriate scientific conferences in 2005 and 2006. If the data from the clinical trials do not support continued development of the Product for the Initial Indication, then another indication (the

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"Substitute Indication") will be selected that (i) is scientifically supported by the preclinical data for the Product and (ii) is mutually agreed to by the Parties, and the diligence obligations of this Article 3 shall apply with respect to such Substitute Indication.

       CombinatoRx will be HenKan's exclusive supplier of the Product for preclinical studies and for clinical trials in the Territory at CombinatoRx's out-of-pocket and fully burdened internal costs without additional mark-up. HenKan shall provide CombinatoRx with reasonable forecasts and such prior notices of its requirements of the Product as CombinatoRx may reasonably require. If HenKan intends such forecasts or prior notices to be firm offers, it shall accompany such firm orders with payment in full for the amount due for such order of Product sufficiently in advance of the delivery date for such firm order as CombinatoRx may reasonably request.

              3.1.2. PRODUCT COMMERCIALIZATION. HenKan agrees to use Commercially Reasonable Efforts to obtain Regulatory Approval for the Initial Indication or the Substitute Indication for and to launch and continue commercialization of the Product in each country in the Territory as soon as reasonably possible after obtaining the first Regulatory Approval for such Product.

              HenKan will be permitted to contract directly with CombinatoRx's supplier to obtain finished Product by itself or through a Third Party manufacturer according to local specifications.

       3.2. EFFECT OF FAILURE TO SATISFY DILIGENCE OBLIGATIONS. If all of HenKan and/or its sublicensees fail to comply with the development and commercialization obligations described in Section 3.1 with respect to the Product and fails to remedy such failure within sixty (60) days after written notice of such failure by CombinatoRx, CombinatoRx shall have the right to terminate this Agreement pursuant to Section 14.2.3 hereof.

                                    ARTICLE 4
                       COORDINATION OF GLOBAL DEVELOPMENT

       4.1. INTEGRATION WITH GLOBAL DEVELOPMENT ACTIVITIES OF THE PRODUCT. Except as set forth below in this Section 4.1, preclinical and clinical studies of the Product by HenKan, and the publication of data from these studies, will be conducted in a manner consistent with CombinatoRx's global development activities of the Product, as monitored through the Joint Steering Committee. Notwithstanding the foregoing:

              4.1.1. All of HenKan's preclinical and clinical plans, protocols, investigators and regulatory submissions related to the Product shall each be subject to prior approval by CombinatoRx, such approval not to be unreasonably withheld.

              4.1.2. All preclinical and clinical data, including case reports and data tables generated by or on behalf of HenKan will be shared with CombinatoRx in a form consistent with FDA reporting requirements.

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              4.1.3.  Adverse Experiences shall be promptly communicated by each
Party to the other, along with all supporting documentation in a manner consistent with applicable regulatory authority reporting requirements.

              4.1.4. CombinatoRx shall have the option to file data provided by HenKan as part of an amendment to CombinatoRx's IND and as part of CombinatoRx's NDA. HenKan shall provide to CombinatoRx or file with any regulatory authority requested by CombinatoRx any necessary documentation to permit CombinatoRx to include such data in its regulatory filings. CombinatoRx will use Commercially Reasonable efforts to amend its IND regarding the Product to include protocols of HenKan that have been approved by CombinatoRx.

              4.1.5. CombinatoRx shall provide HenKan with a right of reference to the data included in its regulatory submissions regarding the Product outside of the Territory, and shall file with any regulatory authority requested by CombinatoRx any necessary documentation to permit HenKan to include such data in its regulatory filings.

       4.2.   JOINT STEERING COMMITTEE:

              4.2.1. Creation and Overview: within thirty (30) days following the Effective Date, each Party shall nominate 3 members of a Joint Steering Committee. The Parties may agree to change the total number of representatives on the Joint Steering Committee, provided that the Parties always have an equal number of representatives. The Chairperson of the Joint Steering Committee shall be either a representative of CombinatoRx or a representative of HenKan, on an alternate basis annually. Each Party may replace any of its Joint Steering Committee representatives at any time upon written notice to the other Party. The Joint Steering Committee may invite non-members to participate in the discussions and meetings of the Joint Steering Committee, provided that such participants shall have no vote and shall follow the order of the meeting. Each Party shall be responsible for all travel and related costs for such Party's representatives to attend meetings of, and otherwise participate on, the Joint Steering Committee. Subject to Section 4.1.1, the purpose of the Joint Steering Committee shall be (i) to coordinate and oversee the activities of the Parties with respect development of the Products and (ii) coordinate the matters described in Section 4.1.

              4.2.2. JOINT STEERING COMMITTEE MEETINGS. The Joint Steering Committee shall meet at such times and places as shall be mutually agreed by the Parties. Meetings will be in-person or by video or teleconference, as the Parties may agree. In the event that a Joint Steering Committee member of a Party cannot attend a meeting, such Party shall have the right to nominate another representative of that Party to attend the meeting, provided that such representative is reasonably experienced in the areas for which such Joint Steering Committee member is responsible. In-person meetings shall be held at such location as mutually agreed upon by the Parties. The Chairperson shall prepare and distribute to the Joint Steering Committee members an agenda for each Joint Steering Committee meeting at least ten (10) Business Days before the meeting. A Joint Steering Committee representative of the Party hosting the meeting shall serve as Secretary of that meeting. The Secretary of the meeting shall prepare and distribute to all members of the Joint Steering Committee draft minutes of the meeting within five (5) Business Days after of the meeting for review and comment by the other Joint Steering Committee members. Such minutes shall provide a description in reasonable detail of the discussions at the meeting and a list of any actions, decisions or determinations approved by the Joint Steering Committee. After receipt of comments from other Joint Steering Committee members and incorporation of such comments as appropriate in the draft minutes, the Secretary shall provide the Chairperson with the final draft minutes. The Chairperson shall distribute the final minutes of each meeting to the members of the Joint Steering Committee for final review and approval no later than twenty (20) Business Days after a meeting. Minutes will be approved no later than the next meeting of the Joint Steering Committee.

              4.2.3. JOINT STEERING COMMITTEE DECISION MAKING. At least four (4) members of the Joint Steering Committee shall constitute a quorum for any meeting of the Joint Steering Committee, provided that at least two (2) members from each Party are present. All decisions of the Joint Steering Committee shall be made on a unanimous basis of all Joint Steering Committee members participating in the meeting where a quorum is present. If the Joint Steering Committee cannot reach agreement with respect to a particular issue before it within thirty (30) days, then the Chairperson and a Joint Steering Team member selected by the Party not designating the then current Chairperson shall meet again (via phone or videoconference) within two (2) working days after the date of the Joint Steering Committee vote on such matter or the expiration of such thirty (30) day period, whichever is earlier, and will negotiate in good faith to reach consensus. If the Chairperson and such other member are unable to reach agreement after fourteen (14) days, the matter shall be resolved in accordance with the dispute resolution mechanism described in
Article 15.

                                    ARTICLE 5
                                    PAYMENTS

       5.1.   PAYMENTS TO COMBINATORX.

              5.1.1. UPFRONT PAYMENT. HenKan shall pay CombinatoRx an upfront payment (the "Upfront Payment") of Five Hundred Thousand Dollars ($500,000), payable on the Effective Date. The Upfront Payment may be credited to the upfront payments associated with the licensing of other CombinatoRx products in the event that, at the time the Parties enter into such additional license or licenses, this Agreement has been terminated or is expected to be terminated due to the fact that, after completion of both the ongoing clinical trials by CombinatoRx and the first clinical trial by HenKan for HCC or such other indication mutually agreed by the Parties, as described in Section 3.1.1, the development of the Product has not advanced to such stage that warrants the further development of the Product.

              5.1.2. CLINICAL DEVELOPMENT MILESTONES. HenKan shall make the payments set forth below for the Product on reaching the milestone events described below, either by itself or through any sublicensee, ("Milestone Events") in accordance with this Section. Payments for Clinical Development Milestones shall be payable upon the occurrence of a Milestone Event for each formulation of a Product that requires a separate IND or a separate regulatory approval, except that additional payments of Clinical Development Milestones are not required for an IND or a regulatory approval for a different dose of an already approved formulation of a Product for which such milestones have been previously paid, so that, for example, if the milestones below have been paid with respect to a Product as an intravenous formulation for a particular cancer indication, no such additional milestones shall be due for a different dosage of the same product for the same indication. HenKan shall promptly notify CombinatoRx of the occurrence of any such Milestone Event.

       MILESTONE EVENT                                                               PAYMENT
       ---------------                                                             -----------
       Earlier of (i) dosing by HenKan of first patient in the Phase III of the    $   750,000
       Product or (ii) submission by HenKan of first application for Regulatory
       Approval in the event that Phase II data is sufficient for submission for regulatory approval

       Submission by HenKan of first application for Regulatory Approval           $   750,000

       Receipt by HenKan of first Regulatory Approval                              $   750,000

       All payments to be made to CombinatoRx by HenKan pursuant to this Section
5.1.2 shall be made within thirty (30) days of the achievement of each applicable milestone. For purposes of clarity, each Milestone Event triggers the payment set forth in this Section regardless of whether such Milestone Event occurs prior to, after or simultaneously with any other Milestone Event, so, for example, if HenKan seeks Regulatory Approval based on Phase II data and, following receipt of such approval, conducts a Phase III trial, HenKan shall pay to CombinatoRx the first two milestones shown above upon the submission of the first application for Regulatory Approval.

       5.2. COMMERCIALIZATION MILESTONES. HenKan shall make the payments set forth below upon the first attainment of Net Sales in the amounts listed below during any calendar year:

              ANNUAL NET SALES              PAYMENT
              ----------------            -----------
              $16 million                 $   480,000
              $25 million                 $   750,000
              $50 million                 $ 1,500,000
              $100 million                $ 3,000,000
              $200 million                $ 6,000,000
              $300 million                $ 9,000,000

       For clarification, if in any calendar year, Net Sales exceeds one of the thresholds above, HenKan shall pay to CombinatoRx the amount associated with such threshold PLUS the amount associated with all lesser thresholds for which HenKan has not previously made a payment to CombinatoRx. All payments to be made to CombinatoRx by HenKan pursuant to this Section 5.2 shall be made within thirty (30) days of the achievement of the applicable threshold of Annual Net Sales.

       5.3. ROYALTIES. Until the expiration of the Patent Royalty Term, HenKan shall pay to CombinatoRx royalties at the following marginal rates on annual Net Sales of the Product in all countries in the Territory in which the Patent Royalty Term has not expired:

ANNUAL NET SALES                                                   ROYALTY RATE
----------------                                                   ------------
$1 million to $25 million                                          Six percent (6%)
Greater than $25 million but less than or equal to $50 million     Eight percent (8%)
Greater than $50 million but less than or equal to $75 million     Ten percent (10%)
Greater than $75 million                                           Twelve percent (12%)

Royalties shall be paid at the applicable marginal rate set forth above with respect to Net Sales in a particular year. Therefore, for example, if annual Net Sales of the Product were $50 million in each of Taiwan, the People's Republic of China and South Korea and the Patent Royalty Term had not expired in Taiwan and the People's Republic of China but had expired in South Korea, then HenKan would pay to CombinatoRx royalties for that year as follows:

       For Net Sales in Taiwan and the People's Republic of China ($100 million cumulatively), royalties would be based on the rates set forth in the table above and would be equal to 6% of Net Sales up to $25 million ($1,500,000), 8% of Net Sales above $25 million up to $50 million ($2,000,000), 10% of Net Sales above $50 million up to $75 million ($2,500,000)., and 12% of Net Sales above $75 million ($3,000,000), resulting in total royalties due in that year for such countries of $9,000,000.

                                    ARTICLE 6
                 GENERAL PAYMENT PROVISIONS AND ROYALTY REPORTS

       6.1. CURRENCY. All monies due to CombinatoRx hereunder are payable in United States dollars. When Products are sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such Products were sold and then converted into equivalent United States funds. The exchange rate will be the average rate between the buying and selling rate as quoted in THE WALL STREET JOURNAL for the last twenty (20) days of the reporting period for which such rate is reported.

       6.2. FOREIGN LEGAL RESTRICTIONS ON PAYMENT. If at any time legal restrictions prevent the prompt remittance of part or all payments by HenKan with respect to any country where the Product is sold, unless prohibited from lawfully doing so, HenKan must convert the amount owed into United States funds and must pay CombinatoRx directly from its U.S. source of funds, if such source is available, for the amount impounded. HenKan will use Commercially Reasonable Efforts to pay all future royalties due to CombinatoRx from its U.S. source of funds, if such source is available, so long as the legal restrictions described in this section still apply. For clarity, nothing in this Section shall relieve HenKan from its obligation to make payments when due hereunder.

       6.3. FIRST COMMERCIAL SALE. HenKan also agrees to report to CombinatoRx in its immediately subsequent progress and royalty report the date of First Commercial Sale of the Product in each country.

       6.4. QUARTERLY PAYMENT REPORTS AND PAYMENTS. After the First Commercial Sale of the Product anywhere in the Territory, HenKan shall make quarterly payment reports ("Quarterly

Payment Reports") to CombinatoRx on or before the thirtieth (30th) day following the end of the preceding calendar quarter. Each Quarterly Payment Report shall cover the most recently completed calendar quarter and shall show (a) the Gross Sales and Net Sales of the Product sold during the most recently completed calendar quarter; (b) the royalties, in U.S. dollars, payable with respect to Net Sales; (c) the method used to calculate the payments owed to CombinatoRx; and (d) the exchange rates used and shall be accompanied by the payment shown as due on such Quarterly Report. If, after the First Commercial Sale of the Product, no sales of Products are made during any reporting period, a statement to this effect is required.

       6.5. INTEREST ON LATE PAYMENTS. For purposes of this Section 6.5 only, HenKan will be in default with respect to payment, without receipt of a reminder from CombinatoRx, for all payments not paid timely. In case of default with respect to payment, any amount not paid timely shall bear interest from its due date through the date of effective receipt of payment at the rate equal to the lesser of the maximum rate allowable under applicable law or [four percent (4%)] over the prime rate published in the eastern edition of THE WALL STREET JOURNAL on the date such payment was due or a comparable newspaper if THE WALL STREET JOURNAL shall cease publishing the prime rate.

       6.6. TAXES. The Parties shall share equally in the payment of all Taxes (as defined in this Section) levied on payments made pursuant to Sections 5.2 and 5.3 through a reduction by HenKan of any payments pursuant to such Sections of fifty percent (50%) of Taxes actually paid by HenKan in respect of any such payments. To the extent any payments made by HenKan pursuant to Sections 5.2 and
5.3 are reduced in accordance with the preceding sentence, HenKan shall provide to CombinatoRx, at the time such payments are made to CombinatoRx, documentation showing the payment of any such Taxes by HenKan. All other payments and prices under this Agreement are net prices, and all such other payments under this Agreement shall be made plus value added tax, if value added tax is levied under applicable law, and shall be grossed up for any withholding tax that may be required under applicable law, and fees of any nature levied or incurred on account of any such other payments from HenKan to CombinatoRx accruing under this Agreement, by national, state or local governments, will be assumed and paid by HenKan. As used in this Section, "Taxes" shall mean the total of all value added taxes levied under applicable law and all fees of any nature levied or incurred on account of any particular payment by national, state or local governments.

                                    ARTICLE 7
                                BOOKS AND RECORDS

       7.1. ACCOUNTING AND INTERNAL CONTROLS. HenKan shall maintain accounts in accordance with good business practices and, specifically, shall (a) maintain full and accurate books, records and accounts which shall, in reasonable detail, accurately and fairly reflect all transactions related to this Agreement as far as reasonably necessary in order to determine HenKan's claims hereunder (the "Transactions"); such books and records shall include reasonable supporting documentation that may be necessary in particular for purposes of evidencing the Net Sales with respect to Product for which a royalty is due; and (b) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) Transactions are executed in accordance with HenKan' s internal requirements for general or specific authorizations, and (ii) Transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and as otherwise required to comply with all tax statutes and to maintain accountability for assets.

       7.2. RECORDS AND AUDITS. HenKan's books of account and reasonable supporting documentation shall be kept at it's principal place of business and shall be open, upon reasonable advance written notice and during normal business hours, for a minimum of five (5) years following the end of the calendar year to which they pertain, to the inspection, to the extent reasonably required for verifying CombinatoRx's claims against HenKan hereunder, by an independent certified public accountant or auditor retained by the CombinatoRx and acceptable to HenKan for the purpose of verifying HenKan's statements with respect to, e.g., Net Sales of Products for which a royalty is due, or the other Party's compliance in other material respects with this Agreement; PROVIDED, HOWEVER, that such an audit shall be conducted with reasonable advance notice and during normal business hours, and shall not be conducted more frequently than once during a calendar year. In the event that any such audit discloses any deviation, the related balance shall promptly be settled. Further, if any such audit discloses deviations exceeding five percent (5%) or more for any calendar year, then HenKan shall promptly pay the reasonable costs of such audit after receipt of CombinatoRx's bill/invoice for such audit. The results of such audits, and any and all information or data in any form related thereto, shall be deemed Confidential Information of HenKan and the provisions of Article 9 shall apply thereto.

                                    ARTICLE 8
                         REPRESENTATIONS AND WARRANTIES

       8.1. REPRESENTATIONS, WARRANTS AND COVENANTS OF COMBINATORX. CombinatoRx represents, warrants and covenants to HenKan as follows:

              (a) CombinatoRx is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with corporate powers adequate for executing and delivering, and performing its obligations under, this Agreement;

              (b) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of CombinatoRx;

              (c) This Agreement has been duly executed and delivered by CombinatoRx and is a legal, valid and binding obligation of CombinatoRx, enforceable against CombinatoRx in accordance with its terms;

              (d) CombinatoRx is not aware of any issued patents or published patent applications in the Territory that would be infringed by the manufacture, use or sale of the Products as it is currently being developed, and CombinatoRx has not received any notice of such an infringement.

              (e) CombinatoRx is the legal and beneficial owner of the CombinatoRx Product Technology and has the right to grant to HenKan the licenses and other rights granted herein, and Exhibit A contains a complete and correct list as of the Effective Date of all the patent and patent applications owned or controlled by CombinatoRx relating to the development, use, making, having made, sale, offer for sale and import and export of the Product in the Field in the Territory.

              (f) The execution, delivery and performance of this Agreement, including without limitation the grant of licenses and sublicenses by CombinatoRx hereunder, do not and will not conflict with or contravene any provision of the charter documents or by-laws of CombinatoRx or any agreement, documents, instrument, indenture or other obligation of CombinatoRx and, to the best knowledge of CombinatoRx, do not conflict with any rights of Third Parties; and

              (g) CombinatoRx has not entered into, and shall not enter into, any agreement, make any commitment, take any action or fail to take any action that would contravene any provision of, or derogate or restrict any of the rights and licenses granted to, HenKan under this Agreement.

       8.2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF HENKAN. HenKan represents, warrants and covenants to CombinatoRx as follows:

              (a) HenKan is a company limited by shares duly organized, validly existing and in good standing under the laws of Taiwan, R.O.C., with corporate powers adequate for executing and delivering, and performing its obligations under, this Agreement;

              (b) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of HenKan;

              (c) This Agreement has been duly executed and delivered by HenKan and is a legal, valid and binding obligation of HenKan, enforceable against HenKan in accordance with its terms;

              (d) The execution, delivery and performance of this Agreement, including without limitation the grant of licenses by HenKan hereunder, do not and will not conflict or contravene any provision of the operating agreement or certificate of formation of HenKan or any agreement, document, instrument, indenture or other obligation of HenKan; and

              (e) HenKan has not entered into, and shall not enter into, any agreement, make any commitment, take any action or fail to take any action that would contravene any provision of this Agreement.

                                    ARTICLE 9
                    CONFIDENTIAL INFORMATION AND PUBLICATIONS

       9.1.   NON-DISCLOSURE OBLIGATIONS. Except as otherwise provided in this
Article 9, during the term of this Agreement and for a period of ten (10) years thereafter, both Parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement Information and data received from the other Party or created, discovered or conceived by the other Party in connection with the Product ("Confidential Information").

       To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement and with the prior written consent of the disclosing Party, the receiving Party may disclose Confidential Information of the disclosing Party that it is otherwise obligated under this Section not to disclose to its Affiliates, licensees, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such entities or persons agree in writing to keep such Confidential Information confidential under appropriate confidentiality agreements. Prior to disclosing Confidential Information in accordance with this
Section 9.1, the receiving Party shall inform the Affiliate, licensee, sublicensee, consultant, outside contractor or clinical investigator (i) that the information constitutes Confidential Information, (ii) that the Confidential Information is being provided in accordance with the terms and conditions of this Agreement, and (iii) that such other party is, by accepting the Confidential Information bound by and subject to the terms and conditions of this Section 9.1.

       Each Party understands and agrees that it will not, for itself or in conjunction with others, directly or indirectly, test, modify, manipulate, research, create a derivative including, but not limited to performing activities to understand structural activity relationships, mechanism activity relationships or mechanism of action of particular compounds, reverse engineer, replicate the Confidential Information, or otherwise work with or manipulate the Confidential Information in an effort to understand the other Party's proprietary technology or learn information not explicitly stated in the Confidential Information unless such testing, manipulation, replication, work, reverse engineering or other research is otherwise contemplated under this Agreement.

       The term Confidential Information shall not include any information that
(i) is or becomes published or otherwise part of the public domain other than by acts of the Party obligated not to disclose such information or its licensees or sublicensees in contravention of this Agreement; (ii) is disclosed to the receiving Party or its licensees or sublicensees by a Third Party; PROVIDED, HOWEVER, that such information was not obtained by such Third Party directly or indirectly from the disclosing Party; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving Party or its licensees or sublicensees, provided that such information was not obtained directly or indirectly from the disclosing Party; or (iv) can be shown by written documents to have been independently developed by the receiving Party or its licensees or sublicensees without breach of any of the provisions of this Agreement.

       Notwithstanding the foregoing, any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or are in the rightful possession of the receiving Party.

       In the event the Confidential Information of the disclosing Party is required to be disclosed by the recipient pursuant to a legal, judicial, or administrative procedure, as required by law, the recipient may make the disclosure provided that the Party being required to disclose such Confidential Information gives the Party owning the Confidential Information notice of the proposed disclosure as soon as reasonably practicable after it comes aware of it and that such disclosure, if made, is made so as to minimize the disclosure at such time and to maximize the protection of the information from further disclosure.

       Each Party agrees to notify the other Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information and will cooperate with the other

Party in every reasonable way to help the other Party regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.

       CombinatoRx and HenKan agree to take such steps to protect and maintain the security and confidentiality of the Confidential Information as CombinatoRx and HenKan would take in the case of its own confidential business information.

       9.2. TERMS OF THIS AGREEMENT/USE OF NAME. Except as required by applicable law or regulation, neither Party shall use the name of the other Party in any publicity or advertising without the prior written approval of the other Party, except that the Parties may disclose the existence of this Agreement. HenKan agrees that CombinatoRx may disclose under a corresponding confidentiality obligation of such Third Party, a copy of this Agreement to any Third Party from whom CombinatoRx has licensed technology that CombinatoRx is sublicensing to HenKan under this Agreement if necessary and only to the extent to fulfill CombinatoRx's obligations under CombinatoRx's agreement with such Third Party. HenKan agrees not to disclose any terms or conditions of this Agreement to any Third Party without the prior written consent of CombinatoRx, except as required by applicable law. The Parties shall, as soon as practical following the execution of this Agreement, agree on the text of a joint press release announcing this Agreement, and either Party may make disclosure of such press release and any additional disclosure that contains substantially the same information as such press release without the prior consent of the other Party.

       9.3. PUBLICATIONS. Subject to Section 9.1, CombinatoRx and HenKan each acknowledge the interest of the Parties in publishing certain of the results of the Product to obtain recognition within the scientific community and to advance the state of scientific knowledge. Notwithstanding anything contained herein to the contrary, each of CombinatoRx and HenKan may, subject to Section 9.1, use and disclose any data and results obtained its development or commercialization of the Product for corporate presentations and in any other disclosure or publication. HenKan shall not publish data or results obtained from the development or commercialization of the Product without the consent of CombinatoRx and, if desired by CombinatoRx, without jointly publishing such data or results with CombinatoRx.

       Notwithstanding the foregoing, this Section 9.3 will not apply to publications or disclosures by CombinatoRx or its employees that have been approved for publication or disclosure by CombinatoRx prior to the Effective Date.

       9.4. LIABILITY. Each Party shall be liable for any and all direct and indirect damages, costs and expenses resulting from any violation of this
Article 9 including, without limitation, reasonable attorneys' fees and disbursements, consequential damages and lost profits. The Parties further agree that money damages will not be a sufficient remedy for any breach of this
Article 9, and CombinatoRx or HenKan, as the case may be, shall be entitled, in addition to money damages, to specific performance and injunctive relief and any other appropriate equitable remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Article 9 but shall be in addition to all other remedies available at law or in equity.

                                   ARTICLE 10
             OWNERSHIP OF INTELLECTUAL PROPERTY; PATENT PROSECUTION

       10.1. OWNERSHIP. The ownership of all intellectual property rights developed by or on behalf of a Party, or the Parties, hereunder shall be as set forth in this Section 10.1.

              10.1.1. HENKAN INTELLECTUAL PROPERTY RIGHTS. Subject to the other terms and conditions of this Agreement, all rights, title and interests in, to and under HenKan Inventions, HenKan Patents, HenKan Product Inventions and HenKan Product Patents shall be owned by, and remain with, HenKan.

              10.1.2. COMBINATORX PRODUCT TECHNOLOGY. Subject to the other terms and conditions of this Agreement, all rights, title and interests in, to and under the CombinatoRx Product Technology shall be owned by, and remain with, CombinatoRx.

              10.1.3. OTHER INTELLECTUAL PROPERTY. Subject to Sections 10.1.1 and 10.1.2, all intellectual property conceived by employees of a Party or agents acting on behalf of such party shall be owned by such Party and all intellectual property conceived jointly by employees of both Parties and/or agents acting on behalf of both Parties shall be jointly owned by the Parties. Inventorship shall be determined in accordance with United States patent law. The Parties shall jointly determine the filing, prosecution, maintenance and defense of jointly owned intellectual property.

       10.2. DISCLOSURE OF INTELLECTUAL PROPERTY; FURTHER ASSURANCES. Each of CombinatoRx and HenKan shall keep the other Party reasonably informed of CombinatoRx Product Technolology, in the case of CombinatoRx, and HenKan Inventions and HenKan Product Inventions, in the case of HenKan, and all intellectual property that may reasonably be considered as jointly owned that is discovered or conceived after the Effective Date. Each Party shall execute irrevocable assignments of such right, title and interest in and to any discoveries or inventions to the other Party pursuant to the allocations as set forth in this Section 10.1 as reasonably necessary to vest in the other Party all right, title and interest in such discoveries or inventions as set forth in this Section 10.1 and shall take all other actions as may reasonably be requested by the other Party to effect such assignments. Each Party shall reimburse the other Party for any reasonable out-of-pocket expenses in connection with any execution of assignment or any other actions reasonably requested by such Party.

       10.3. COMBINATORX PRODUCT PATENTS. CombinatoRx shall have the right but not the obligation to prepare, file, prosecute and maintain the CombinatoRx Product Patents in the Territory, and unless it has abandoned prosecution and maintenance of such patent applications and patents, shall use its best efforts to advance such prosecution and maintenance. CombinatoRx will provide copies of all patent filings in the Territory to HenKan as far in advance of such filings as reasonable practicable and shall give due consideration to HenKan's comments on such filings.

       Documents received from any patent office in the Territory shall be provided to HenKan promptly after receipt by CombinatoRx. If CombinatoRx elects, in its sole discretion, not to file, prosecute or maintain any patent or patent application in the Territory, it shall promptly notify

HenKan of its intention. HenKan shall have the right to file, prosecute or maintain any such patent or patent application in CombinatoRx's name and on CombinatoRx's behalf at HenKan's sole expense. CombinatoRx shall provide to HenKan on an annual basis a report setting forth the status of the CombinatoRx Product Patents in the Territory in reasonable detail.

       As of the Effective Date, HenKan will reimburse CombinatoRx for all costs and expenses incurred by CombinatoRx pertaining to the prosecution and maintenance of patent applications and patents covering the Product in the Territory. CombinatoRx will take all necessary actions to accelerate the prosecution of the patent applications in the Territory. The Parties hereby acknowledge that associated costs and expenses to be reimbursed by HenKan for such activities may be accelerated upon the execution of this Agreement.

       10.4. HENKAN INTELLECTUAL PROPERTY. HenKan shall have the right but not the obligation to prepare, file, prosecute and maintain patent applications and patents, continuations, continuations-in-part, divisions, reissues, additions, renewals, or extension thereof included in the HenKan Inventions, HenKan Patents, HenKan Product Inventions and HenKan Product Patents in countries of its choice throughout the world, for which it shall bear all costs. Documents received from any patent office shall be provided to CombinatoRx promptly after receipt by HenKan. If and to the extent HenKan elects not to file, maintain or prosecute, or abandon any patent or patent application included in the HenKan Inventions and HenKan Product Inventions, it shall promptly notify CombinatoRx in writing of its intention. CombinatoRx shall have the right to file, prosecute or maintain any such patent or patent application in HenKan's name and on HenKan's behalf at CombinatoRx's sole expense; PROVIDED, HOWEVER, that no right or license to any HenKan Patent or HenKan Product Patent or to practice any HenKan Invention or HenKan Product Invention is granted under this Section 10.4.

                                   ARTICLE 11
                               PATENT INFRINGEMENT

       11.1.  INFRINGEMENT BY THIRD PARTIES OF COMBINATORX PRODUCT PATENTS.

              11.1.1. If either HenKan or CombinatoRx becomes aware of an infringement of any CombinatoRx Product Patents within the Territory, it shall give prompt notice thereof to the other Party. CombinatoRx shall have the right, but not the obligation, to obtain a discontinuance of such infringement or bring suit against the Third Party infringer. If CombinatoRx fails to take commercially appropriate actions to interfere any infringement of any CombinatoRx Product Patents in the Territory, HenKan may, but shall not be obligated to take such necessary actions to stop such infringements (a "HenKan Action"). Each Party will cooperate with the Party initiating an action, join in any suits as may be brought by or as may be brought against the other Party and be available at the other Party's reasonable request to be an expert witness or otherwise to assist in such proceedings, all at the expense of the Party initiating the action. With respect to any HenKan Action, no settlement, consent judgment or other voluntary final disposition of the suit or action may be entered into without the consent of CombinatoRx, which consent shall not be unreasonably withheld or delayed.

              11.1.2. CombinatoRx shall bear the expenses of any suit or other legal action brought by it. HenKan shall bear the expenses of any HenKan Action. Any recovery or damages derived from a suit or action shall be used first to reimburse each Party's documented out-of-pocket legal expenses, PROVIDED THAT, in the event that HenKan initiates a HenKan Action and prevails in such action, HenKan shall be reimbursed by CombinatoRx, either, at CombinatoRx's election, through direct payments or by HenKan's deduction of royalty dues, of 50% of all expenses of such action that exceed the awards of that lawsuit, up to two hundred fifty thousand dollars ($250,000). Any remainder of a recovery or damages derived from a suit or action shall be shared equally between the Parties, except that any recovery or damages derived from a suit or action brought by CombinatoRx in which HenKan was not joined shall be retained by CombinatoRx, and any recovery or damages derived from a HenKan Action shall be retained by HenKan.

       11.2.  INFRINGEMENT BY THIRD PARTIES OF HENKAN PRODUCT PATENT.

              11.2.1. If either CombinatoRx or HenKan becomes aware of an infringement of any HenKan Product Patent or HenKan Patent (to the extent that CombinatoRx is a licensee of such HenKan Product Patent or HenKan Patent hereunder), it shall give prompt notice thereof t o the other Party. HenKan shall have the right, but not the obligation, to obtain a discontinuance of such infringement or bring suit against the Third Party infringer. If HenKan fails to take commercially appropriate actions to interfere any infringement of any HenKan Product Patent or HenKan Patent that may likely have a material adverse effect on the sale of the Product in the Territory, CombinatoRx may, but shall not be obligated to take such necessary actions to stop such infringements (a "CombinatoRx Action"). Each Party will cooperate with the Party initiating an action, join in any suits as may be brought by or as may be brought against the other Party and be available at the other Party's reasonable request to be an expert witness or otherwise to assist in such proceedings, all at the expense of the Party initiating the action. With respect to any CombinatoRx Action, no settlement, consent judgment or other voluntary final disposition of the suit or action may be entered into without the consent of HenKan, which consent shall not be unreasonably withheld or delayed.

              11.2.2. HenKan shall bear the expenses of any suit or other legal action brought by it. CombinatoRx shall bear the expenses of any CombinatoRx Action. Any recovery or damages derived from a suit or action shall be used first to reimburse each Party's documented out-of-pocket legal expenses, and any remainder of a recovery or damages derived from a suit or action shall be shared equally between the Parties, except that any recovery or damages derived from a suit or action brought by HenKan in which CombinatoRx was not joined shall be retained by HenKan, and any recovery or damages derived from a CombinatoRx Action shall be retained by CombinatoRx.

       11.3. INFRINGEMENT ACTIONS AGAINST HENKAN. In the event that any action, suit or proceeding is brought against, or written notice or threat thereof is provided to, HenKan alleging infringement of any patent or unauthorized use or misappropriation of technology arising out of or in connection with HenKan's practice of CombinatoRx Product Patents (to the extent such action, suit or proceeding specifically relates to claims included in such CombinatoRx Product Patents, an "Infringement Suit") or the CombinatoRx Product Technology, HenKan shall have the right to defend at its own expense such action; provided, however, that HenKan shall not settle any suit in a manner that would adversely affect CombinatoRx's rights to its intellectual property or require the payment in settlement of any loss, claim, damage, liability or action without the prior written consent of CombinatoRx, which consent shall not be unreasonably withheld. CombinatoRx agrees to cooperate with HenKan, at HenKan's expense, in connection with an Infringement Suit.

                                   ARTICLE 12
                 DISCLAIMER OF WARRANTIES; CONSEQUENTIAL DAMAGES

       12.1. Except as expressly set forth in Section 8.1, nothing in this Agreement shall be construed as a representation made or warranty by CombinatoRx that any patents will issue based on pending applications licensed hereunder, or that any such CombinatoRx Product Patents which do issue will be valid, or that the practice by HenKan of any license or sublicense granted hereunder, or that the use of any technology licensed or sublicensed hereunder, will not infringe the patent or proprietary rights of any other person. In addition, except as expressly set forth in Section 8.1, HenKan acknowledges that ALL TECHNOLOGY LICENSED OR SUBLICENSED HEREUNDER IS LICENSED OR SUBLICENSED AS IS, AND COMBINATORX EXPRESSLY DISCLAIMS, AND HENKAN HEREBY WAIVES, RELEASES AND RENOUNCES, ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH TECHNOLOGY, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE

       12.2. Nothing in this Agreement shall be construed as a representation made or warranty by HenKan that any patents will be filed or issued based on the HenKan Product Inventions, or that any HenKan patents which do issue will be valid. In addition, CombinatoRx acknowledges that ALL TECHNOLOGY LICENSED HEREUNDER IS LICENSED AS IS, AND HENKAN EXPRESSLY DISCLAIMS, AND COMBINATORX HEREBY WAIVES, RELEASES AND RENOUNCES, ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH TECHNOLOGY, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

       12.3. EXCEPT PURSUANT TO ARTICLE 13, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

                                   ARTICLE 13
                                 INDEMNIFICATION

       13.1. BY HENKAN. HenKan shall indemnify, hold harmless and defend CombinatoRx, its successors and assigns, and the directors, officers, employees and agents thereof (the "CombinatoRx Indemnitees") from and against any and all Claims asserted against any such CombinatoRx Indemnitee by a Third Party arising out of the development, manufacture, use or commercialization of the Product in the Territory, except Claims arising out of the gross negligence or willful misconduct of CombinatoRx.

Further, HenKan shall indemnify, hold harmless and defend the CombinatoRx Indemnitees from and against any and all Claims asserted against any such CombinatoRx Indemnitee by a Third Party arising out of the breach of any representation, warranty or covenant of HenKan hereunder or out of any action or omission of HenKan's directors, officers, employees and/or agents relating to HenKan's obligations under this Agreement.

       13.2. BY COMBINATORX. CombinatoRx shall indemnify, hold harmless and defend HenKan, its successors and assigns, and the directors, officers, employees and agents thereof (the "HenKan Indemnitees") from and against any and all Claims asserted against any such HenKan Indemnitee by a Third Party arising out of the practice of any HenKan Invention or HenKan Product Invention by CombinatoRx, its Affiliates, licensees and/or sublicensees, except Claims arising out of the gross negligence or willful misconduct of HenKan.

Further, CombinatoRx shall indemnify, hold harmless and defend the HenKan Indemnitees from and against any and all Claims asserted against any such HenKan Indemnitee by a Third Party arising out of the breach of any representation, warranty or covenant of CombinatoRx hereunder or out of any action or omission of CombinatoRx's directors, officers, employees and/or agents relating to CombinatoRx's obligations under this Agreement.

       13.3. CONDITIONS TO INDEMNIFICATION. The indemnified Party shall promptly notify the indemnifying Party of any Claim with respect to which indemnification is sought, upon becoming aware thereof. The indemnifying Party shall have the right to defend against such Claim, with counsel chosen by it and reasonably acceptable to the indemnitee(s) of the other Party. No indemnified Party or indemnitee thereof shall enter into, or permit, any settlement of any such Claim without the express written consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed. An indemnitee may, at its option and expense, have its own counsel participate in any proceeding and will cooperate with the indemnifying Party or its insurer in the disposition of any such matter.

                                   ARTICLE 14
                              TERM AND TERMINATION

       14.1. TERM AND EXPIRATION. The term of this Agreement shall commence upon the Effective Date and continue until terminated in accordance with the terms hereof.

       14.2. TERMINATION. This Agreement may be terminated, in whole or on an indication-by-indication or country-by-country basis, under the following circumstances:

              14.2.1. MATERIAL BREACH. By either Party upon written notice by reason of a material breach by the other Party, other than for failure to pay as set forth in Section 14.2.2 below or as described in Section 14.2.3, that the breaching Party fails to remedy within sixty (60) days after written notice thereof by the non-breaching Party.

              14.2.2. FAILURE TO PAY. By CombinatoRx, if HenKan fails to make any payment to CombinatoRx hereunder within thirty (30) days after such payment becomes due, and, in any case, such failure is not remedied within thirty (30) days after notice thereof from CombinatoRx.

              14.2.3. FOR CAUSE. By CombinatoRx upon written notice to HenKan and HenKan fails to remedy or take reasonable action to initiate a remedy within sixty (60) days after the date of notice thereof by CombinatoRx, if HenKan fails to use Commercially Reasonable Efforts to develop and commercialize the Product in accordance with
Section 3.1 above.

              14.2.4. FORCE MAJEURE. By CombinatoRx, with respect to a particular country or countries in the Territory, if HenKan (or its Affiliate or sublicensee) becomes incapable in such countr(y/ies) for a period of thirty (30) days, of performing any of its material obligations under this Agreement with respect to such countr(y/ies) due to circumstances described in Section 16.3.

              14.2.5. HENKAN TERMINATION. By HenKan, at any time, upon 120 days prior notice to provide CombinatoRx an opportunity to find a substitute partner for the Product in the Territory.

              14.2.6. BANKRUPTCY. By either Party, in addition to any other remedies available to it by law or in equity, by written notice to the other Party on or after the occurrence of any of the following events: (i) the appointment of a trustee, receiver or custodian for all or substantially all of the property of the other Party, or for any lesser portion of such property, if the result materially and adversely affects the ability of the other Party to fulfill its obligations hereunder, which appointment is not dismissed within ninety (90) days, (ii) the determination by a court or tribunal of competent jurisdiction that the other Party is insolvent such that a Party's liabilities exceed the fair market value of its assets, (iii) the filing of a petition for relief in bankruptcy by the other Party on its own behalf, or the filing of any such petition against the other Party if the proceeding is not dismissed or withdrawn within ninety (90) days thereafter, (iv) an assignment by the other Party for the benefit of creditors, or (v) the dissolution or liquidation of the other Party.

              14.2.7. CHANGE OF CONTROL. In the event of a Change of Control of HenKan, CombinatoRx shall have the right to terminate this Agreement in its entirety upon sixty (60) days written notice. For purposes of this Section 14.2.7, "Change of Control" shall mean (i) a merger of HenKan with another entity in which less than a majority of the outstanding shares of the surviving entity immediately following such merger are owned by the holders of the outstanding shares of HenKan immediately prior to such merger, or (ii) the acquisition of more than 50% of the voting securities of HenKan or substantially all of the assets of HenKan relating to this Agreement.

              14.2.8. NO WAIVER. The right of a Party to terminate this Agreement, as herein above provided, shall not be affected in any way by its waiver or failure to take action with respect to any prior default or breach.

       14.3. EFFECT OF COMBINATORX BREACH. In the event of a material breach by CombinatoRx, HenKan may elect to either: (i) continue to perform under this Agreement and offset the amount of damages awarded by an arbitrator pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce then in effect against any amounts otherwise due to CombinatoRx under
Article 5 of this Agreement; or (ii) terminate this agreement in accordance with
Section 14.2.1.

       14.4. EFFECT OF TERMINATION. In the event of a termination of this Agreement by either Party, the provisions of this Section 14.4 shall apply, provided however that (i) if such termination is by HenKan for material breach by CombinatoRx in accordance with
Section 14.2.1, then the assignments, licenses, and other transfers from HenKan to CombinatoRx under this Section 14.4 will be on financial terms to be agreed by the Parties in good faith; and (ii) if the termination is by CombinatoRx for breach or force majeure under Sections 14.2.1, 14.2.2, 14.2.3, 14.2.4, 14.2.6 or 14.2.7, or if the termination is by HenKan pursuant to Section 14.2.5, then the assignments, licenses, and other transfers from HenKan to CombinatoRx under this
Section 14.4 will be fully paid and royalty free. On termination:

              14.4.1. all rights and licenses of, and grants to, HenKan under this Agreement shall terminate (except to the extent required by HenKan to fulfill its transition obligations under Section 14.5 below);

              14.4.2. all materials, including, without limitation, Information, regulatory filings, Regulatory Approvals, INDs, NDAs, data and intellectual property rights owned or Controlled by HenKan and useful or necessary to develop, file for regulatory approval, make, have made, use, have used, sell, have sold, and offer for sale of the Product in the Territory shall be transferred to CombinatoRx (by assignment, to the extent possible, and otherwise by exclusive license or other transfer acceptable to CombinatoRx), and HenKan shall promptly execute such documents and take any such action requested by CombinatoRx to effect such transfer;

              14.4.3. HenKan shall use Commercially Reasonable Efforts to assign to CombinatoRx any applicable sublicenses to the extent related to the Product and/or subcontracts relating to significant services to be performed by Third Parties to the extent related to manufacture, development or commercialization of the Product, as reasonably requested by CombinatoRx;

              14.4.4. except to the extent required by HenKan to fulfill HenKan's transition obligations set forth in Section 14.5 below, HenKan shall promptly collect and return, and cause its Affiliates and sublicensees to collect and return, to CombinatoRx or, at CombinatoRx's request, destroy (i) all amounts of finished or unfinished Product, any remaining inventory of promotional materials, and product samples; and (ii) all documents containing Information directly relating to the Product. Except to the extent required by HenKan to fulfill HenKan's transition obligations, HenKan shall immediately cease, and cause its Affiliates and sublicensees to cease, all further use of any Information with respect to the Product. Notwithstanding the foregoing, HenKan may retain copies of any Information to the extent required by law, as well as retain one (1) copy of such information solely for legal archive purposes. CombinatoRx shall be entitled to use and disclose any such Information (including any Confidential Information) in connection with the manufacture, development or commercialization of the Product;

              14.4.5. to the extent HenKan or its Affiliate is manufacturing (in whole or in part) the Product, HenKan (or its Affiliate) will perform such manufacturing responsibilities and supply CombinatoRx with the Product on such terms and conditions as the Parties shall negotiate in good faith, through the second anniversary of the effective date of termination of this Agreement or such shorter period if CombinatoRx notifies HenKan that it is able to manufacture or have manufactured the Product on comparable financial terms. To the extent the Product is manufactured in whole or in part by a Third Party as of the date notice of termination is given, then, upon CombinatoRx's request, HenKan shall use Commercially Reasonable Efforts to assist

CombinatoRx in entering into an agreement with such Third Party or in obtaining an assignment of such Third Party agreement to CombinatoRx with respect to the Product; and

              14.4.6. the Parties shall use Commercially Reasonable Efforts to complete the transition of the development, manufacture and commercialization of the Product in the Field in the Territory hereunder to CombinatoRx (or its sublicensee or Third Party designee) as soon as is reasonably possible pursuant to the Transition Arrangements set forth in Section 14.5 below;

       14.5. TRANSITION ARRANGEMENTS. If this Agreement is terminated by CombinatoRx for breach or force majeure under Sections 14.2.1, 14.2.2, 14.2.3, 14.2.4, 14.2.6 or 14.2.7 or if the termination is by HenKan pursuant to Section
14.2.5 or if CombinatoRx exercises a Buy Back Option under Section 2.2, then:

              14.5.1. the Parties shall agree in good faith to a reasonable transition period, not to exceed ninety (90) days (the "Transition Period") during which time the Parties shall continue to develop, manufacture and/or commercialize the Product in accordance with this Agreement;

              14.5.2. during the Transition Period, to the extent set forth or requested in one or more written notices from CombinatoRx to HenKan hereunder, HenKan will promptly take the actions required by this Section 14.5. CombinatoRx will reasonably cooperate with HenKan (for avoidance of doubt, such cooperation shall not require CombinatoRx to pay any amounts or incur any liabilities or obligations not otherwise required hereunder to be paid or incurred by CombinatoRx) to facilitate CombinatoRx's (or its nominee's) expeditious assumption, with as little disruption as reasonably possible, of the continued development, manufacture, and/or commercialization of the Product;

              14.5.3. upon expiration of the Transition Period, or earlier to the extent provided in this Section 14.5, all licenses and rights granted to HenKan hereunder shall automatically terminate (except to the extent required by HenKan to fulfill its transition obligation, and upon the earlier of such fulfillment or written notice from CombinatoRx that it will not require such fulfillment, such licenses and rights, to the extent not previously terminated, shall automatically terminate); and

              14.5.4. HenKan shall use Commercially Reasonable Efforts to provide all cooperation and assistance reasonably requested by CombinatoRx to enable CombinatoRx (or its nominee) to assume with as little disruption as reasonably possible, the continued development and/or commercialization of the Product in the Field in the Territory. Such cooperation and assistance shall be provided in a prompt and timely manner (having regard to the nature of the cooperation or assistance requested).

       14.6. DISPOSITION OF INVENTORY THE PRODUCT. Upon termination of this Agreement in its entirety, or with respect to a particular indication or country, HenKan shall be entitled to dispose of all previously made or partially made Product, but no more, within a period of one hundred and twenty (120) days, provided, however, that any sale of the Product is subject to the terms of this Agreement including, but not limited to, paying royalties at the rate and the time provided and delivery of royalty and progress reports.

       14.7.  ACCRUED RIGHTS; SURVIVING OBLIGATIONS.

              14.7.1. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of a Party prior to such termination, or expiration. Such termination, relinquishment or expiration shall not relieve a Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.

              14.7.2. Without limiting the foregoing, Articles 1, 5, 6, 7, 9, 10, 12, 13, 14, 15 and 16 of this Agreement shall survive the expiration or termination of this Agreement for any reason.

       14.8. RIGHTS IN BANKRUPTCY. All licenses granted under this Agreement by CombinatoRx or HenKan and all rights to data, regulatory filings and Information, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto which is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefore, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the non-subject Party.

                                   ARTICLE 15
                               DISPUTE RESOLUTION

       15.1. DISPUTE RESOLUTION. Any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be resolved as follows:

              15.1.1. CHIEF EXECUTIVE OFFICERS. The dispute shall be promptly referred to the Chief Executive Officers or similar senior executive officers of CombinatoRx and HenKan, who shall meet at a mutually acceptable time and location within thirty (30) days of such notice and attempt to negotiate a settlement.

       15.2. ARBITRATION. If the matter remains unresolved within sixty (60) days after the date of initiating the negotiation by the Chief Executive Officers or similar senior executive officers, or if the Chief Executive Officers or similar senior executive officers fail to meet within thirty (30) days pursuant to Section 15.1.1, then the matter shall be settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce then in effect; PROVIDED, HOWEVER, that notwithstanding the foregoing, any dispute regarding the infringement or validity of any patent shall be resolved in the courts of the jurisdiction in which such patent issued. The court of arbitration shall consist of three (3) arbitrators. Each Party shall nominate one (1) member and the two nominated members shall select a third arbitrator within ten (10) days of their appointment. The arbitration shall be held in San Francisco, California, in the English language. The decision of the court of arbitration shall be final and the prevailing Party may enter the arbitral award in any court having jurisdiction.

       15.3. EQUITABLE RELIEF. Notwithstanding the foregoing, each of the Parties shall have the right to seek a preliminary or permanent injunction or other equitable relief.

                                   ARTICLE 16
                                  MISCELLANEOUS

       16.1. COMBINATORX ACCOUNT FOR PAYMENTS. CombinatoRx's US Dollar Bank Account for payments to be made by HenKan under Articles 5 and 6:

              ABA #:            011-500-010
              Bank Name:        Bank of America
              Bank Address:     100 Federal St., Boston, MA 02110
              Account Number:   9429399019
              Account Name:     Disbursement

       16.2. NO IMPLIED WAIVERS; RIGHTS CUMULATIVE. No failure on the part of CombinatoRx or HenKan to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including, without limitation, the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

       16.3. FORCE MAJEURE. CombinatoRx and HenKan shall each be excused for any failure or delay in performing any of its respective obligations under this Agreement if such failure or delay is caused by Force Majeure. If either Party is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure, that Party shall forthwith serve notice in writing on the other Party specifying the nature and extent of the circumstances giving rise to the Force Majeure.

       16.4. NOTICES. Any notice or payment required to be given to either Party will be deemed to have been properly given and to be effective upon receipt if (a) delivered in person, by telefax, or overnight courier, or (b) mailed by first-class certified mail, postage paid, to the respective addresses given below, or to another address as it shall designate by written notice given to the other Party. The failure to provide a copy of any notice to CombinatoRx to its counsel as described below shall not affect the validity of such notice hereunder.

In the case of HenKan: HenKan Pharmaceutical Company
                       30th Floor

                       99 Tun Hwa South Road, Section 2
                       Taipei, Taiwan


With a copy to:             Lucas S. Chang
                            Wilson Sonsini Goodrich & Rosati
                            650 Page Mill Road
                            Palo Alto, CA 94304-1050

In the case of CombinatoRx: CombinatoRx, Incorporated
                            650 Albany Street
                            Boston, MA 02118
                            USA
                            Attn: CFO
                            Fax: (617) 425-7010

With a copy to:             Ropes & Gray LLP
                            One International Place
                            Boston, Massachusetts 02110
                            Attn: Marc Rubenstein
                            Fax: (617) 951-7050

       16.5. ASSIGNABILITY. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, CombinatoRx, HenKan, and their respective successors and permitted assigns; PROVIDED, HOWEVER, that neither Party may assign or otherwise transfer any of its rights, nor delegate any of its respective obligations hereunder, without the written consent of the other Party such consent not to be unreasonably withheld or delayed; PROVIDED, HOWEVER, that CombinatoRx may assign this Agreement without consent in connection with any merger, reorganization, or sale of all or substantially all of its assets to which this Agreement relates; and provided further, that HenKan may assign this Agreement without consent: (a) in connection with any merger, reorganization or sale of all or substantially all of its assets to which this Agreement relates, provided that (i) HenKan reasonably demonstrates to CombinatoRx that the assignee, transferee or surviving entity of such transaction has sufficient intent, skills and resources in the development of pharmaceutical products to perform its obligations hereunder or (b) to an Affiliate of HenKan provided that such Affiliate of HenKan shall reassign any such assignment to HenKan, on ceasing to be an Affiliate of HenKan. Assignment by operation of law shall be deemed an assignment for purposes of this Section
16.5. Any assignment in violation of this Section shall be void.

       16.6. AMENDMENTS. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure by CombinatoRx or HenKan therefrom, shall in any event be effective unless the same shall be in writing signed by the Party against whom enforcement is sought.

       16.7.  GOVERNING LAW; CONSENT TO JURISDICTION.

              16.7.1. GOVERNING LAW. This Agreement, and all claims arising under or in connection therewith, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

              16.7.2. CONSENT TO JURISDICTION. Subject to Section 15.2, each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York for the purpose of any action arising in whole or in part under or in connection with this Agreement, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above named courts should be dismissed on grounds of FORUM NON CONVENIENS, should be transferred to any court other than one of the above named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any action arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above named courts whether on the grounds of inconvenient forum or other wise. Each party hereby (x) consents to service of process in any such action in any manner permitted by New York law; (y) agrees that service of process made in accordance with clause (x) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 16.5, shall constitute good and valid service of process in any such action; and (z) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process.

       16.8. SEVERABILITY. All terms contained in this Agreement shall be so construed as not to infringe the provisions of any applicable law, but, if any such term does infringe any such provision, such term shall be deemed to be void and severable. The Parties undertake to replace invalid terms or fill any gap with valid terms which most closely approximate the intent and economic effect of the invalid terms or, in case of a gap, the Parties' presumable intentions. In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentence, the Parties will renegotiate the terms and conditions of this Agreement in order to resolve any inequities.

       16.9. HEADINGS. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

       16.10. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

       16.11. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of CombinatoRx and HenKan with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between CombinatoRx and HenKan with respect to such subject matter are hereby superseded in their entirety.

       16.12. NO AGENCY, PARTNERSHIP OR JOINT VENTURE. Nothing herein shall create, evidence or imply any agency, partnership or joint venture between the Parties and neither Party shall act or describe itself as the agent of the other Party nor shall either Party represent that is has any authority to make commitments on behalf of the other Party.

       IN WITNESS WHEREOF, the Parties hereby have been caused this Agreement to be duly executed as of the date first above written.

COMBINATORX, INCORPORATED

By: /s/ Alexis Borisy
   -------------------------------
Name: Alexis Borisy
Title: President and CEO

Date: May 4th, 2005
     -----------------------------


HENKAN PHARMACEUTICAL COMPANY


By: /s/ Marty May
   -------------------------------
Name: Marty May
Title: President

Date: May 9, 2005
     -----------------------------

                                    EXHIBIT A

                           COMBINATORX PRODUCT PATENTS

                                                  TAIWAN          CHINA        S. KOREA
          PATENT               US PATENT        APPLICATION    APPLICATION    APPLICATION
-------------------------  ------------------  -------------  -------------  -------------
Chlorpromazine and              6569853           90127505       1821723     2003-7006212
Pentamidine for the
Treatment of Neoplastic      US Divisional         Filed          Filed         Filed
Disorders                       6846816           10/31/01      10/31/01       10/31/01

                                 Filed
                                11/6/00
                                1/21/03
                                 Issued
                                5/27/03
                                1/25/05

Kinesin and Phosphotase        10/885130          93133826         N/A           N/A
Inhibitors Composition of
Matter and Method of Use     Filed 5/27/04     Filed 11/9/04  Filed 11/9/04  Filed 11/9/04

Compositions for the         Filed 4/19/05
Treatment of Neoplasms
                                Attorney
                              Docket No.:
                              50164/100001